                                                                Exhibit 99.1




For Immediate Release
---------------------
December 2, 2004


           NORDSTROM NOVEMBER SAME-STORE SALES INCREASE 3.1 PERCENT
           --------------------------------------------------------
   SEATTLE - December 2, 2004 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $667.6 million for the four-week period ending November 27, 2004, an increase of 6.2 percent compared to sales of $628.4 million for the four-week period ending November 29, 2003. Same-store sales increased 3.1 percent.

   Preliminary year-to-date sales of $5.7 billion increased 10.9 percent compared to sales of $5.1 billion in 2003. Year-to-date same-store sales increased 8.4 percent.

SALES RECORDING
	To hear Nordstrom's prerecorded November sales message, please dial
(402) 220-6036.  This recording will be available for one week.

SALES SUMMARY
(unaudited;        November    November      YTD        YTD
 $ in millions)        2004        2003     2004       2003
                   --------    --------     ----       ----
Total sales         $667.6     $628.4    $5,698.6   $5,139.7
Total sales
 percentage change     6.2%      10.1%       10.9%       7.4%
Same-store sales
 percentage change     3.1%       7.3%        8.4%       3.0%

Number of stores
 Full-line            94         92
 Rack and other       56         56
 International
 Faconnable
  boutiques           31         31
                     ---        ---
     Total           181        179

Gross square
 footage        19,439,000    19,138,000

GAAP SALES PERFORMANCE
   The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The Company converted to a 4-5-4 Retail Calendar at the beginning of 2003. Year-to-date results for 2003 include one more day than the year-to-date for 2004. The Company believes that adjusting for this difference provides a more comparable basis from which to evaluate sales performance. The following reconciliation bridges the year-to-date 2003 GAAP sales to the 4-5-4 comparable sales.

                                                              Dollar      % Change      % Change
Sales Reconciliation ($M)       YTD 2003       YTD 2004      Increase   Total Sales    Comp Sales
                                --------       --------      --------   -----------    ----------
        Number of Days GAAP          302            301
                 GAAP Sales     $5,157.9       $5,698.6       $540.7         10.5%          7.9%
    Less Feb. 1, 2003 sales       ($18.2)            --
                                --------       --------
       Reported 4-5-4 sales     $5,139.7       $5,698.6       $558.9         10.9%          8.4%
                               =========      =========
        4-5-4 Adjusted Days          301            301

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is provided in the table below.
                  December Sales Release        Thurs., Jan. 6, 2005
                  January Sales Release         Thurs., Feb. 3, 2005
                  Fourth Quarter Earnings       Tues., Feb. 15, 2005
                  February Sales Release        Thurs., Mar. 3, 2005

   Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 150 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 94 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

Investor Contact:
Stephanie Allen, 206-303-3262

Media Contact:
Deniz Anders, 206-373-3038